GLOBAL SAVINGS CLUB, INC.
FINANCIAL STATEMENTS
MARCH 31, 2002

Index

Review Engagement Report
Financial Statements
Balance Sheet			         Statement 1
Notes to the Financial Statements

REVIEW ENGAGEMENT REPORT

To the Directors of Global Savings Club, Inc.

I have reviewed the balance sheet of Global Savings Club, Inc. as at March 31, 2002. My review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to me by the company.
A review does not constitute an audit and consequently I do not express an audit opinion on this financial statement. Based on my review nothing has come to my attention that causes me to believe that this financial statement is not, in all material respects, in accordance with generally accepted accounting principles.

	_(Dan Nichvoldow)____________________________
	Certified General Accountant

May 10, 2002
Kelowna, British Columbia














GLOBAL SAVINGS CLUB, INC.
BALANCE SHEET
MARCH 31, 2002

			     March 31	     September 30
			         2002     	              2001
ASSETS

CURRENT ASSETS

Cash 			       $        10	          $        10
INVESTMENT - Global Canada	               100	                       2

 TOTAL                                                                       $      110                  $        12

CAPITAL ASSETS  (Note 3)	            1,705	                   600

OTHER ASSETS
Organizational Costs	                                       11,066	                 9,311

  TOTAL        		        $12,881	             $ 9,923

LIABILITIES

CURRENT LIABILITIES

Accounts Payable		        $ 	            $     536
Due to Global Canada	                                           5,399	                2,679

  TOTAL                                                                        $  5,399	             $  3,215

DUE TO SHAREHOLDER (Note 4)	             2,282	                 1,648

EQUITY

SHARE CAPITAL (Note 5)		             5,200	                 5,060

  TOTAL LIABILITIES AND
    EQUITY			       $  12,881	              $ 9,923

Approved:

Director

GLOBAL SAVINGS CLUB
NOTES TO FINANCIAL STATEMENT
MARCH 31, 2002

1.  NATURE OF OPERATIONS
The company is incorporated under the laws of the State of Nevada and is engaged in the operation of an internet business.

2.  SIGNIFICANT ACCOUNTING POLICIES
a)	Amortization
Capital assets are recorded at cost and are amortized over their estimated useful lives. Amortization is calculated according to rates shown below. Amortization has not yet been recorded.

3.  CAPITAL ASSETS
                                              Cost         Accum. Amort.    Net 2002        Net 2001
Proprietary Software         $1,705                                     $1,705              $600

4.  	DUE TO SHAREHOLDERS
Amounts due to the shareholders are unsecured, without interest or specific terms of repayment.

5.  	SHARE CAPITAL
Authorized:
80,000,000  Common stock with a par value of one-tenth of
one cent
20,000,000  Preferred stock with a par value of one-tenth of one cent
	                                                           2002       2001
Issued:
	5,060,000 Common shares     $5,200    $5,060

6.  	OTHER
	All figures are stated in U.S. funds. The company had no activity during the period.